                             STOCKHOLDERS' AGREEMENT

                                      Among

             SEVERAL STOCKHOLDERS OF MICROWAVE POWER DEVICES, INC.,

                                  ERICSSON INC.

                                       and

                         ERICSSON MPD ACQUISITION CORP.


                          Dated as of October 12, 2000
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                                TABLE OF CONTENTS

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                                                                                                                      Page

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                                                             ARTICLE I


                                                         TENDER OF SHARES

SECTION 1.01.  Tender of Shares..................................................................................       2

                                                            ARTICLE II


                                                         VOTING AGREEMENT

SECTION 2.01.  Voting Agreement..................................................................................       2
SECTION 2.02.  Irrevocable Proxy.................................................................................       4

                                                            ARTICLE III


                                                            THE OPTION

SECTION 3.01.  Grant of Option...................................................................................       4
SECTION 3.02.  Exercise of Option................................................................................       5

                                                            ARTICLE IV


                                        REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

SECTION 4.01.  Organization, Qualification.......................................................................       7
SECTION 4.02.  Authority Relative to this Agreement..............................................................       8
SECTION 4.03.  No Conflict.......................................................................................       8
SECTION 4.04.  Title to the Shares...............................................................................       9

                                                             ARTICLE V


                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01.  Corporate Organization............................................................................       9
SECTION 5.02.  Authority Relative to this Agreement..............................................................       9
SECTION 5.03.  No Conflict; Required Filings and Consents........................................................      10
SECTION 5.04.  Investment Intent.................................................................................      10
SECTION 5.05.  Necessary Funds...................................................................................      11

                                                            ARTICLE VI


                                                   COVENANTS OF THE STOCKHOLDERS

SECTION 6.01.  No Disposition or Encumbrance of Shares...........................................................      11
SECTION 6.02.  No Solicitation of Transactions...................................................................      11
SECTION 6.03.  Further Action; Reasonable Best Efforts...........................................................      12
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SECTION 6.04.  Additional Shares.................................................................................      12

                                                            ARTICLE VII


                                                            TERMINATION

SECTION 7.01.  Termination.......................................................................................      12

                                                           ARTICLE VIII


                                                           MISCELLANEOUS

SECTION 8.01.  Amendment.........................................................................................      13
SECTION 8.02.  Waiver............................................................................................      13
SECTION 8.03.  Notices...........................................................................................      13
SECTION 8.04.  Severability......................................................................................      14
SECTION 8.05.  Further Assurances................................................................................      15
SECTION 8.06.  Assignment........................................................................................      15
SECTION 8.07.  Parties in Interest...............................................................................      15
SECTION 8.08.  Specific Performance..............................................................................      15
SECTION 8.09.  Governing Law.....................................................................................      15
SECTION 8.10.  Waiver of Jury Trial..............................................................................      16
SECTION 8.11.  Expenses..........................................................................................      16
SECTION 8.12.  Headings..........................................................................................      16
SECTION 8.13.  Counterparts......................................................................................      16
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                             STOCKHOLDERS' AGREEMENT


                  STOCKHOLDERS' AGREEMENT, dated as of October 12, 2000 (this "Agreement"), among the several stockholders of MICROWAVE POWER DEVICES, INC., a corporation organized under the laws of the State of Delaware (the "Company"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders"), ERICSSON INC., a corporation organized under the laws of the State of Delaware ("Parent"), and ERICSSON MPD ACQUISITION CORP., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Parent ("Purchaser").

                  WHEREAS, Parent and Purchaser are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), with the Company, pursuant to which (i) Purchaser agrees to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "Offer") to acquire all the issued and outstanding shares of Company Common Stock for $8.70 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"); and (ii) following consummation of the Offer, Purchaser will merge with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder's name in Exhibit A hereto (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares"); and

                  WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that the Stockholders agree to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                TENDER OF SHARES


                  SECTION 1.01. Tender of Shares. Each Stockholder, severally and not jointly, agrees to validly tender, pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than ten business days after the date of commencement of the Offer, such Stockholder's Shares and to not withdraw such Stockholder's Shares, except following termination of the Offer pursuant to its terms. Each Stockholder, severally and not jointly, hereby acknowledges and agrees that Purchaser's obligation to accept for payment and pay for such Stockholder's Shares is subject to the terms and conditions of the Offer. Each Stockholder hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable Law, the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Purchaser agree (a) not to decrease the cash price to be paid to the Company's stockholders in the Offer or the Merger below $8.70 per Share, and that (b) on the date that the Stockholders' Shares are accepted for payment and purchased by Purchaser pursuant to the Offer, Purchaser or Parent, as the case may be, shall make, or cause to be made by the Depositary, payment by wire transfer to each Stockholder of the purchase price for all its Shares that are tendered by it and accepted for payment and purchased by Purchaser to such account as is designated by such Stockholder in the letter of transmittal which accompanies the tender of such Stockholder's Shares.



                                   ARTICLE II

                                VOTING AGREEMENT


                  SECTION 2.01. Voting Agreement. Each Stockholder, severally and not jointly, hereby agrees that, from and after the date hereof and until the earlier to occur of the consummation of the Offer in which the Stockholders' Shares are purchased and the termination of this Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder will, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, vote (or cause to be voted) such Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and
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                                       3


otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (c) against any action, proposal, agreement or transaction, including, but not limited to, any Superior Proposal or Acquisition Proposal (other than the Merger Agreement or the Transactions), that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that could reasonably be expected to materially impede, interfere with or prevent, delay, postpone, discourage or adversely affect the Merger Agreement, the Offer, the Merger or this Agreement.
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                                       4


                  SECTION 2.02. Irrevocable Proxy. Each Stockholder hereby irrevocably grants to and appoints Rolf Eriksson and Mikael Sundstrom acting jointly and Lawrence Lyles and John Moore acting jointly as such Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of Delaware Law, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 2.01 (the "Irrevocable Proxy"). THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS OR HER SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and the termination of the Irrevocable Proxy and any obligation of each Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon each Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby ratifies and confirms all that the Irrevocable Proxy may lawfully do or cause to be done by virtue hereof. Each Irrevocable Proxy shall survive until the termination of this Agreement in accordance with Section 7.01, at which point such Irrevocable Proxy shall be automatically revoked.



                                   ARTICLE III

                                   THE OPTION


                  SECTION 3.01. Grant of Option. Each Stockholder, severally and not jointly, hereby grants to Purchaser an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all, and not less than all, of such Stockholder's Shares at the applicable Per Share Amount, net to such Stockholder in cash. Each Option shall be exercisable only upon
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                                       5


the occurrence of a Triggering Event (as hereinafter defined) and shall expire if not exercised prior to the close of business on the tenth business day following termination of the Merger Agreement.


                  SECTION 3.02. Exercise of Option. (a) All but not less than all of the Options may be exercised by Purchaser as to all Stockholders, at any time prior to the expiration of such Options, only if one of the following occur (each, a "Triggering Event"):

                  (i) the Offer is terminated without Purchaser purchasing Shares thereunder solely because the Minimum Condition has not been met; or

                  (ii) the Offer is consummated without that Stockholder having tendered all its Shares in accordance with Section 1.01.

                  (b) Notwithstanding any provision of this Agreement to the contrary, it is understood that Purchaser shall not be entitled to purchase the Shares pursuant to any Option if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement. Provided that the Merger Agreement shall not have been terminated, upon the purchase of the Shares of Stockholder pursuant to the applicable Option, Purchaser shall, subject to the satisfaction or valid waiver of the conditions set forth in Article VII of the Merger Agreement, complete the Merger in accordance with, and subject to the terms and conditions set forth in, the Merger Agreement.

                  (c) If Purchaser wishes to exercise an Option, Purchaser shall send a written notice (the "Exercise Notice") to the applicable Stockholder of its irrevocable intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. No Exercise Notice shall be valid and no Option may be exercised unless contemporaneously therewith an irrevocable Exercise Notice is delivered to all other Stockholders with respect to all other Options that are then exercisable which provides for a contemporaneous closing. The Closing Date shall occur on the third business day (or such longer period as may be required by applicable Law or regulation) after the later of (i) the date on which such Exercise Notice is delivered and (ii) the satisfaction of the conditions set forth in Section 3.02(f). If the Closing does not occur by such date, the Options shall terminate and be of no further force or effect. For the purposes of this Agreement, the term "business day" means a Saturday, a Sunday or a day on which banks are not required or authorized by Law or executive order to be closed in the City of New York.

                  (d) At the Closing, (i) each Stockholder whose Shares are being purchased shall deliver to Purchaser (or its designee) all of such Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares duly endorsed to Purchaser or accompanied by
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                                       6


stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed, and (ii) Purchaser shall pay to each such Stockholder the aggregate Per Share Amount for such Stockholder's Shares.

                  (e) Purchaser shall not be under any obligation to deliver any Exercise Notice and may allow the Options to terminate without purchasing any Shares hereunder; provided, however, that once Purchaser has delivered to a Stockholder an Exercise Notice, subject to the terms and conditions set forth in this Agreement, Purchaser shall, subject to the satisfaction of the conditions set forth in Section 3.02(f), be bound to effect the purchase of that Stockholder's Shares as described in such Exercise Notice.

                  (f) The Closing shall be subject to the satisfaction of each of the following conditions:

                           (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser pursuant to the exercise of the Options illegal or otherwise materially restricting, preventing or prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Options;

                           (ii) No Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action Purchaser and Parent shall have used their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the purchase by Purchaser of the Shares to be sold to it hereunder and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

                           (iii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options under the HSR Act or under any applicable material non-United States statutes or regulations shall have expired or been terminated;

                           (iv) any waiting period applicable to the consummation of the purchase and sale of the Shares under the Arms Regulations shall have expired or been terminated; and

                           (v) CFIUS shall have issued a written notice of determination not to conduct a full investigation pursuant to the Exon-Florio Provision or CFIUS shall have conducted a full investigation of the notification pursuant to the Exon-Florio Provision and recommended that the President of the United States permit the Transactions, unless
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                                       7


         Parent shall have determined not to file or has withdrawn the filing of notification made by the parties to CFIUS.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                  Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and to Purchaser in respect of such Stockholder as follows:


                  SECTION 4.01. Organization, Qualification. (a) Such Stockholder, if it is an individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

                  (b) Such Stockholder, if it is a corporation or other legal entity, (i) is duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement and (ii) is duly qualified or licensed as a foreign corporation to do business, and is, if applicable, in good standing, in each jurisdiction where the character of the properties owned, leased or operated by such Stockholder or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and, if applicable, in good standing that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement.

                  (c) Such Stockholder, if it is a corporation, has heretofore furnished to Parent and Purchaser a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of such Stockholder. Such Stockholder, if it is a trust, has heretofore furnished to Parent and Purchaser a complete and correct copy of the trust agreement or equivalent agreement, as amended to date, of such Stockholder. Such certificates of incorporation, by-laws or equivalent organizational documents and any of the provisions of such certificate of incorporation, by-laws or equivalent organizational documents are in full force and effect. Such Stockholder is not in violation of any
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                                       8


of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.


                  SECTION 4.02. Authority Relative to this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.


                  SECTION 4.03. No Conflict. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws of such Stockholder that is a corporation, (ii) assuming satisfaction of the requirements set forth in Section 4.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of any Stockholder that is a trust, (iii) conflict with or violate any Law applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of such Stockholder, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover Laws, the pre-merger notification requirements of the HSR Act, the requirements of the Exon-Florio Provision, the notification requirements of the Arms Regulations, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent such Stockholder from performing its material obligations under this Agreement.

                  SECTION 4.04. Title to the Shares. Except as set forth in Exhibit A hereto, as of the date hereof, such Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder's name in Exhibit A hereto. Except as set forth on Exhibit A, such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder. Except as set forth in Exhibit A, the Shares owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder. At the Closing, such Stockholder will deliver, upon such delivery and payment of the Per Share Amount therefor, as applicable, good, valid and marketable title to such Stockholder's Shares free and clear of any Liens, other than pursuant to this Agreement.



                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to each Stockholder as follows:


                  SECTION 5.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.


                  SECTION 5.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the performance by Parent and Purchaser of their obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and
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                                       10


Purchaser in accordance with its terms.


                  SECTION 5.03. No Conflict; Required Filings and Consents (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Purchaser, (ii) assuming satisfaction of the requirements set forth in 5.03(b) below, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, the requirements of the Exon-Florio Provision, the notification requirements of the Arms Regulations, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.


                  SECTION 5.04. Investment Intent. The purchase of Shares from the Stockholders pursuant to this Agreement is for the account of Purchaser solely for the purpose of investment and not with a view to, or for offer or sale in connection, with any distribution thereof within the meaning of the Securities Act.

                  SECTION 5.05. Necessary Funds. Parent will have on hand and shall provide to Purchaser, such funds as are necessary to enable Purchaser to both perform its obligations in respect of the Offer and the Merger and to purchase the Stockholders' Shares upon the exercise of the Options hereunder.



                                   ARTICLE VI

                          COVENANTS OF THE STOCKHOLDERS


                  SECTION 6.01. No Disposition or Encumbrance of Shares. Each Stockholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement and the Merger Agreement, such Stockholder shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations hereunder or
(iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.


                  SECTION 6.02. No Solicitation of Transactions. Each Stockholder, severally and not jointly, agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder will not, directly or indirectly, through any officer, director, employee, agent or otherwise, (a) solicit, initiate, accept or encourage the submission of, any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Each Stockholder shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Each Stockholder shall promptly advise Parent orally and in writing of any proposal, discussion, negotiation or inquiry received by such Stockholder regarding any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry received by such Stockholder regarding such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request. Each

Stockholder shall promptly provide to Parent copies of any written materials received by such Stockholder in connection with any proposal, discussion, negotiation or inquiry regarding any Acquisition Proposal.


                  SECTION 6.03. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of this Agreement. Without limiting the foregoing, if requested in writing by Parent, each Stockholder, Parent and Purchaser shall file as soon as practicable notifications under the HSR Act and each party shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the United States Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. Concurrently with any filing of notifications under the HSR Act or as soon thereafter as practicable, the parties shall each request early termination of the HSR Act waiting period. In addition, each of the parties agree to make or, in the case of the Stockholders, to use each of their commercially reasonable efforts to cause the Company to make, as soon as practicable such other filings as may be necessary or required with any other United States or non-United States Governmental Authority. Each Stockholder shall promptly consult with Parent and provide to Parent any information and material with respect to filings made by them with any Governmental Authority in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.


                  SECTION 6.04. Additional Shares. Each Stockholder agrees, while this Agreement is in effect, to give a prompt written notice to Parent of the number of any new Shares acquired by such Stockholder after the date hereof.



                                   ARTICLE VII

                                   TERMINATION


                  SECTION 7.01. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which Purchaser shall have purchased and paid for all of the Shares of the Stockholders in accordance with the terms of the Offer or pursuant to the exercise of the Options granted by the Stockholders hereunder, (b) the date on which the Options have expired in accordance with this Agreement, and (c) the termination of the Merger Agreement in accordance with its terms. Nothing in this Section 7.01 shall relieve any party of liability for any breach of this Agreement.




                                  ARTICLE VIII

                                  MISCELLANEOUS



                  SECTION 8.01. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.


                  SECTION 8.02. Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                  SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

                  (a)      if to any Stockholder:
                           c/o Charterhouse Group International, Inc.
                           535 Madison Avenue
                           New York, New York  10022
                           Telecopier:  212/750-9704
                           Attention:  President

                           with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York  10036-8299
                           Telecopier:    212/969-2900
                           Attention:  Stephen W. Rubin, Esq.

                  (b)      if to Parent or Purchaser:

                           Ericsson Inc.
                           740 Campbell Road
                           Richardson, Texas  75081
                           Telecopier No:  972/583-1839
                           Attention:  Lawrence F. Lyles, Esq.
                                    Vice President and General Counsel

                           with a copy to:

                           Telefonaktiebolaget LM Ericsson (publ)
                           Telefonplan, SE 12625
                           Sweden
                           Telecopier No.:  + 46 8 719 21 44
                           Attention:  Rolf Eriksson
                                    Corporate Mergers and Acquisitions

                           and

                           Shearman & Sterling
                           9 Appold Street
                           London EC2A 2AP England
                           Telecopy:  +44 020 7655 5500
                           Attention:  Alberto Luzarraga, Esq.


                  SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.


                  SECTION 8.05. Further Assurances. Each Stockholder, Parent and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.


                  SECTION 8.06. Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations.


                  SECTION 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any person, including any officer, partner, director or employee of any Stockholder in the exercise of his or her fiduciary duties as a director or officer of the Company.


                  SECTION 8.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.


                  SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York, County of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any New York state or federal court sitting in The City of New York, County of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.


                  SECTION 8.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any actions or proceedings directly or indirectly arising out of, under or in connection with this Agreement.


                  SECTION 8.11. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; except that all reasonable out-of-pocket costs of the Stockholders in connection with this Agreement shall be borne by the Company and reimbursed as soon as reasonably practicable upon a written request therefor.


                  SECTION 8.12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


                  SECTION 8.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                             CHARTER TECHNOLOGIES LIMITED
                                             LIABILITY COMPANY

                                             By A. Lawrence Fagan
                                                --------------------------------
                                                Name: A. Lawrence Fagan
                                                Title:


                                             GEORGE SBORDONE

                                                /s/ George Sbordone
                                               ---------------------------------


                                             JAMES SILVER

                                                /s/ James Silver
                                             -----------------------------------


                                             LEE LEONG

                                                /s/ Lee Leong
                                             -----------------------------------


                                             ALFRED WEBER

                                               /s/ Alfred Weber
                                             -----------------------------------

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                  ERICSSON INC.

                                  By /s/ Lawrence F. Lyles
                                    ---------------------------------
                                     Name: Lawrence F. Lyles
                                     Title: Vice President and General Counsel


                                  ERICSSON MPD ACQUISITION CORP.


                                  By /s/ Lawrence F. Lyles
                                    ---------------------------------
                                     Name: Lawrence F. Lyles
                                     Title: Chairman and President

                                    EXHIBIT A


              Stockholder                    Number of Owned Shares           Number of Shares Issuable Upon
                                                                                   Exercise of Options
              -----------                    ----------------------           ------------------------------
Charter Technologies Limited Liability
 Company                                       5,139,994                             0
George Sbordone                                306,825(1)                            37,500(2)
James Silver                                   187,500                               18,750(2)
Lee Leong                                      68,181                                7,500(2)
Alfred Weber                                   35,100                                300,000(3)

(1) Mr Sbordone is presently indebted to the Company in the amount of approximately $125,000. Mr Sbordone has pledged all of his Shares to the Company to secure such indebtedness. Such indebtedness is payable upon a sale of Mr Sbordone's Shares.

(2)  Fully vested options.

(3)  As of the date of this Agreement, none of such options have vested.